UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

22nd Century Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

22nd Century Group, Inc.

Dear 22nd Century Group, Inc. Shareholder:

We are writing to remind you that 22nd Century is conducting the Company’s Annual Shareholder Meeting at The Buffalo Club, 388 Delaware Avenue, Buffalo, New York 14202, on Saturday, April 25, 2015, beginning at 2:00 P.M. local time.

Whether or not you attend the annual meeting, it is important for you to complete and return your Proxy Card. You should have already received a Proxy Card in the mail (or an electronic Proxy from your broker); for your convenience, we have included an additional copy with this letter. Please return your completed Proxy this week in the enclosed postage-paid envelope.  Your votes are important!

NOTE: If you have multiple brokerage accounts and/or you have also received a proxy card from Continental Stock Transfer and Trust (our transfer agent) it is very important that you return EACH proxy card that was sent to you.

Thank you for your interest in 22nd Century Group and for your investment in 22nd Century Group common stock. We look forward to seeing you at the annual meeting!

Best regards,

Nathan P. Schmitt
Investor Relations

P.S.	Enclosed, for example purposes only, is a “specimen” pack of RED SUN that contains no cigarettes or tobacco. (Federal regulations prevent us from mailing actual tobacco cigarettes.) If you are a smoker, please show this pack to your favorite retailer and ask him/her to order RED SUN for you!

9530 Main Street, Clarence, NY 14031 • Telephone: (716) 270-1523 • Fax: (716) 877-3064

xxiicentury.com